Exhibit 10.1

AMENDMENT NO. 1

TO THE

NEUROTROPE, INC.

2013 EQUITY INCENTIVE PLAN

THIS AMENDMENT NO. 1 TO THE NEUROTROPE, INC. 2013 EQUITY INCENTIVE PLAN (this “Amendment”) is made and adopted by Neurotrope, Inc. (the “Company”), effective as of July 23, 2014 (the “Effective Date”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Neurotrope Inc. 2013 Equity Incentive Plan (the “2013 Plan”).

WHEREAS, the Company adopted the 2013 Plan to attract and retain the best available personnel for positions of substantial responsibility, to provide incentives to individuals who perform services for the Company, and to promote the success of the Company’s business; and

WHEREAS, the 2013 Plan currently provides for the granting to officers, key employees, consultants and directors of stock options and other equity incentive awards with respect to an aggregate of 7,000,000 shares of the Company’s common stock, $0.001 par value per share (“Common Stock”); and

WHEREAS, the Company desires to amend the 2013 Plan to increase the maximum number of shares of Common Stock that may be awarded and sold under the 2013 Plan to Ten Million (10,000,000); and

WHEREAS, the Company desires to amend the 2013 Plan to limit the number of shares of Common Stock underlying equity compensation awards that each director of the Company can receive for director services (it being understood that such limitation shall not apply to any awards to a person for service to the Company in any other capacity) ; and

WHEREAS, as of the Effective Date, the Company’s Board of Directors has approved this Amendment.

NOW, THEREFORE, the Company hereby amends the 2013 Plan, as of the Effective Date, as follows:

1.	Section 3(a) of the 2013 Plan is hereby deleted and replaced with the following:

“3(a)      Subject to the provisions of Section 14 hereof, the maximum number of Shares that may be awarded and sold under the Plan is Ten Million (10,000,000) Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.”

2.	A new Section 6(a)(iii) is hereby added to the 2013 Plan which will read as follows:

“(iii)      The maximum aggregate number of Shares underlying Awards made to each director of the Company (only with respect to such director’s service as a director of the Company) is limited to an aggregate of 1,000,000 Shares, except to the extent that the aggregate amount of Awards held by a director (for service as a director) as of the Effective Date of this Amendment exceeds such amount as a result of the actions taken by the Administrator prior to and on the Effective Date (including the grant of Options to certain directors on the Effective Date).”

3.	In all other respects, the provisions of the 2013 Plan are hereby ratified and confirmed, and they shall continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company hereby executes and adopts this Amendment No. 1 to the Neurotrope, Inc. 2013 Equity Incentive Plan this 23rd day of July, 2014.

NEUROTROPE, INC.

By:	/s/ Robert Weinstein

Name:	Robert Weinstein

Title:	Chief Financial Officer